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                                                                      EXHIBIT 12

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
                       STATEMENTS OF COMPUTATION OF RATIO
                    OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                          (DOLLAR AMOUNTS IN MILLIONS)

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
                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------
                                                       1995      1994      1993     1992     1991
                                                      -------   -------   ------   ------   ------
Fixed charges:
  Total interest costs..............................  $   434   $   460   $  516   $  567   $  598
  One-third of rent expense.........................       21        17       18       19       21
                                                      -------   -------   ------   ------   ------
          Total fixed charges.......................      455       477      534      586      619
Add (deduct):
  Income (loss) before income taxes, extraordinary
     item and accounting changes....................    1,697       572       23      (74)     259
  Interest capitalized, net of amortization.........      (18)       11       17       18        7
                                                      -------   -------   ------   ------   ------
                                                      $ 2,134   $ 1,060   $  574   $  530   $  885
Ratio of earnings to fixed charges..................     4.69x     2.22x    1.07x     .90x    1.43x
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